Exhibit 7.2

POLICY FOR THE USE OF INSIDE INFORMATION OF ECOPETROL S.A.

INVESTOR RELATIONS OFFICE
CODE:	Elaborated:	Version:
GFI-POL-001	22/04/2026	5

OBJECTIVE

This Policy aims to ensure compliance with applicable regulations for Ecopetrol S.A. (“Ecopetrol” or the “Company”) Administrators, Executive Officers, and Employees who, in the course of their duties, have access to inside information and trade the Company’s securities in the different markets where they are listed. This Policy seeks to ensure observance of Article 404 of the Colombian Commercial Code, Article 2.11.4.2.1(a) of Decree 2555 of 2010, Rule 10b5-1 and 16-a of the Exchange Act, the Insider Trading and Securities Fraud Enforcement Act, and the sections of the Exchange Act that have been amended or added under it, as well as other regulations that may modify, complement, or repeal them.

Ecopetrol has adopted this Policy to promote compliance with applicable securities laws and regulations, mainly those that prohibit and sanction trading based on inside information in the jurisdictions where the Company’s securities are listed, including Bonds, Common Shares, and American Depositary Receipts (ADR). A copy of this Policy will be included as an annex to Form 20-F, which must be filed annually with the United States Securities and Exchange Commission (“SEC”).

GLOSSARY

Administrators: In accordance with Article 22 of Law 222 of 1995 and related regulations, administrators include the legal representative, the liquidator, the factor, members of boards or governing councils of the entity, and those who, according to the bylaws, exercise or hold such functions.

American Depositary Receipts (ADR): An ADR is a negotiable certificate that evidences participation in the shares of a non-U.S. company deposited in a U.S. bank. ADRs are traded in U.S. dollars and settled through U.S. systems, allowing ADR holders to transact in dollars.

Beneficial Owner: A beneficial owner is any person or group of persons who, directly or indirectly, by themselves or through an intermediary, by virtue of contract, agreement, or otherwise, has the authority or power to vote in the election of directors or representatives, or to direct, guide, and control such vote, as well as the authority or power to dispose of and order the disposal or encumbrance of the share or participation. For the purposes of this definition, spouses or permanent partners and relatives within the second degree of consanguinity, second of affinity, and sole civil degree are considered a single beneficial owner, unless it is proven that they act with independent economic interests, which may be declared under oath before the Financial Superintendence of Colombia for evidentiary purposes only.

Bonds: Negotiable fixed-income securities representing a proportional part of a collective credit established against the Company.

Common Shares: Negotiable ownership titles representing a proportional part of a company’s equity, which grant their holders political and economic rights that may be exercised collectively or individually, in accordance with the provisions of the company’s bylaws.

Ecopetrol Employees: All direct employees of the Company.

Executive Officers: In compliance with Section 16-a of SEC regulations and the Policy on Recovery of Erroneously Paid Incentive Compensation, these are defined as: President, Vice President of Finance and

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Sustainable Value (CFO), top leaders of business lines—Executive Vice President of Hydrocarbons, Executive Vice President of Transition Energies, President of ISA—and the Vice President of Commercial and Marketing.

Factor: In accordance with Article 1332 and subsequent articles of the Commercial Code and related regulations, a “factor” is the person who, by virtue of a contract of agency, undertakes the management of a commercial establishment or part of its activity.

Hedging and Derivatives: Hedging refers to a set of financial strategies designed to protect against losses or risks. Derivatives are financial instruments or futures contracts whose value is based on the price of an underlying asset—such as shares or exchange rates—and are characterized by defining a future delivery or settlement date, which in some cases may or may not be exercised.

Inside Information: For the purposes of this document, inside information is that which is reserved, has not been disclosed to the public despite a duty to do so, and is concrete in nature. If disclosed, it would have been considered by a reasonably diligent and prudent investor when trading the respective securities, in accordance with Article 2.11.4.2.1(a) of Decree 2555 of 2010 and related regulations.

Intermediary Person: Natural or legal persons who trade securities on behalf of and/or with the knowledge and consent of an Ecopetrol Administrator or Employee, allowing the effects of the transaction to impact their assets. The intermediary person may or may not be a beneficial owner, representative, or proxy of the Administrator or Employee on whose behalf they act.

Liquidator: The person responsible for the process by which dissolved companies enter liquidation, with the main objective of concluding existing obligations, disposing of assets, paying liabilities, and distributing any remaining balance among shareholders in proportion to their participation in the company.

Material Changes: Information related to a change in the Company’s business, operations, or capital, defined as such by Ecopetrol based on materiality criteria1, which would be expected to have a significant effect on the market price or value of the Company’s assets.

Material Facts: Facts that could reasonably be expected to have a significant effect on the price or market value of securities and that have been defined as such by Ecopetrol.

Relevant Information: In accordance with Article 5.2.4.1.2 of Decree 2555 of 2010 and related regulations, relevant information is that which would be taken into account by a prudent and diligent investor when buying, selling, or holding the issuer’s securities, or when exercising political rights inherent to such securities. The SEC defines relevant information as that which is important or significant to a company’s financial outlook or value2. This does not preclude the issuer from disclosing any event it considers important for its investors when buying, selling, or holding securities, or when exercising rights inherent to them.

Restriction Period or Blackout Period: A period of time prior to a qualified event defined by the Company as a Material Fact, during which Administrators, Employees, and their Beneficial Owners may not trade Ecopetrol securities directly or through intermediaries.

SEC: United States Securities and Exchange Commission.

1 Since the entry into force of Decree 151 of 2021, which amended Decree 2555 of 2010, Ecopetrol has been defining materiality criteria to identify events that may impact the price of its securities and the judgment of a prudent and diligent investor, as defined in the aforementioned regulations.

2 Ecopetrol submits to the SEC in the United States the same material information disclosed in Colombia through Form 6‑K, in compliance with its obligations as a Foreign Private Issuer.

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Securities: Common Shares, Bonds, and other securities issued by the Company.

Securities Trading Form (Form): The form through which an Ecopetrol Employee must request prior approval to buy or sell Company securities on the Colombian Stock Exchange or the New York Stock Exchange.

Speculation: The practice of buying and selling securities with the objective of obtaining economic benefits by taking advantage of price fluctuations in the short or medium term, as a consequence of having access to inside information, as defined by applicable regulations.

GENERAL CONDITIONS

3.1	GENERAL PROHIBITION AND DUTY OF DISCLOSURE

In accordance with Article 404 of the Colombian Commercial Code and other regulations that may amend, complement, or repeal it, the Company’s Administrators may not, either directly or through an intermediary, dispose of or acquire Ecopetrol S.A. securities in the different markets where they are listed while holding office, except when such transactions are unrelated to speculative motives and have prior authorization from the Board of Directors. Likewise, SEC Rule 10b-5, also known as the anti-fraud rule, prohibits directors, officers, and employees of a company from using confidential corporate information to obtain profits or avoid losses when trading the company’s securities.

Considering that none of Ecopetrol’s employees may use Inside Information to trade securities issued by Ecopetrol directly, through an intermediary, and/or through their Beneficial Owners in the different markets where they are listed, it is necessary that, prior to carrying out market transactions involving such securities, they complete the “Securities Trading Form” provided by the Company for this purpose, in order to perform the necessary verifications.

3.2	GENERAL DUTIES AND PROHIBITIONS

Administrators and Employees of Ecopetrol who intend to trade Ecopetrol securities in the markets where they are listed must comply with the following duties and prohibitions:

1.	Before trading securities, ensure that no Restriction Period (Blackout Period) is in effect. If so, they must refrain from trading Ecopetrol securities directly, through an intermediary, and/or through their Beneficial Owners until such period ends.
2.	Before trading securities, ensure that a purchase or sale transaction does not coincide with the publication of annual or quarterly financial results or any periodic disclosure thereof.
3.	Refrain from carrying out purchase or sale transactions of Ecopetrol securities, hedging operations, or any other type of transaction in the securities markets directly, through an intermediary, and/or through their Beneficial Owners, based on Inside Information.
4.	Trade Ecopetrol securities respecting the free interaction between supply and demand, the applicable securities market regulations, and trading systems, avoiding speculative positions that undermine free price formation.
5.	Refrain from giving investment advice of any kind to third parties while in possession of Inside Information, or information considered classified, reserved, confidential, and/or secret under the law.

Failure to comply with the aforementioned duties and prohibitions may result in administrative actions and criminal or disciplinary proceedings, as explained in section 4.7. of this document.

DEVELOPMENT

4.1. PROCEDURE TO REQUEST AUTHORIZATION

4.1.1. For Administrators

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Administrators considering trading Company securities in the different markets where they are listed must consider the following:

a.Article 404 of the Commercial Code and U.S. regulations generally prohibit Administrators from executing, directly or through an intermediary, any transaction involving the acquisition or disposal of Ecopetrol securities when such transactions are speculative and/or based on inside information.
b.Administrators must complete the “Securities Trading Form” prior to trading securities issued by Ecopetrol.
c.After completing the form, the Administrator must request authorization from the Board of Directors to carry out the transaction, demonstrating that the operations are not motivated by speculation3.
d.The Board of Directors must decide whether to grant authorization, and may request supporting documentation or additional information to confirm that the transaction is not speculative.
e.The Board of Directors may not authorize any transaction that is speculative in nature.
f.Administrators must refrain from trading Ecopetrol securities if they are in possession of Inside Information or information considered classified, reserved, confidential, and/or secret under the law. Such information may include:

i.  Material Changes: Information related to changes in the Company’s business, operations, or capital expected to significantly affect market price or asset value (e.g., mergers or acquisitions, divestitures, issuance of shares or bonds).

ii.  Material Facts: Facts reasonably expected to significantly affect the price or market value of securities (e.g., disclosure of investment plans or reserves, dividend payments, financial results, changes in credit ratings).

4.1.2. For Employees

Employees of Ecopetrol considering trading Company securities must consider the following:

a.	Ensure that they complete the “Securities Trading Form” prior to trading.
b.	Transactions must not be speculative.
c.Refrain from trading Company securities directly, through an intermediary, or through their Beneficial Owners4 if they are in possession of Inside Information or information considered classified, reserved, confidential, and/or secret under the law. Such information may include:

i.  Material Changes: Information related to changes in the Company’s business, operations, or capital expected to significantly affect market price or asset value (e.g., mergers or acquisitions, divestitures, issuance of shares or bonds).

ii.  Material Facts: Facts reasonably expected to significantly affect the price or market value of securities (e.g., disclosure of investment plans or reserves, dividend payments, financial results, changes in credit ratings).

Trading operations by Administrators and Employees will be periodically monitored by the

3 See details of the procedure under “Prohibition on the Acquisition or Disposal of Shares” in Chapter IX: Securities Trading of the Code of Good Corporate Governance.

4 If the employee is covered by the long-term incentive benefits plan (“ILP”), such interest does not need to be reported as long as the right has not yet vested in favor of the employee. Once the employee receives the benefit (which occurs at the end of each plan) and, if the employee decides to hold or sell the investment exclusively in Ecopetrol securities, it must be reported.

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Compliance Directorate or its equivalent. Those who carry out unauthorized or non-compliant transactions will be subject to sanctions described in section 4.7. of this document.

4.2RESTRICTION PERIOD OR BLACKOUT PERIOD

Ecopetrol, in accordance with regulatory requirements, may impose Restriction Periods during which Administrators and Employees, directly or through intermediaries, are prohibited from buying, selling, or otherwise transacting in Company securities. The Blackout Period will be determined by the President or the Corporate Vice President of Finance and Sustainable Value, or their delegates, when it is considered necessary to protect the Company’s interests.

The duration of the Blackout Period is as follows:

i.  For annual and quarterly financial statements: fifteen (15) calendar days prior to the publication of results and until the close of business on the next working day after public disclosure.

ii.  For other events: the President or Corporate Vice President of Finance and Sustainable Value, or their delegates, will inform Administrators and Employees of the duration of the Blackout Period in each case, via email or other means established by the Company.

Blackout Periods related to quarterly and annual financial disclosures will be communicated by the Investor Relations Office or its equivalent.

4.3.	PROCEDURE TO SUBMIT REQUESTS FOR ACQUISITION OR DISPOSAL OF ECOPETROL SECURITIES

Administrators and Employees of Ecopetrol who wish to sell or acquire Company Securities, either directly or through an Intermediary, must complete the “Securities Trading Form,” which is published at the following link:https://forms.office.com/Pages/ResponsePage.aspx?id=h1kwpHjPk0-dZL8Yr2U5e7rphzNLdhNMlO_FduAsH5BUNTA0WFFDVE05MU5NV040T1U4TU0zRE1aQyQlQCN0PWcu.

Completion of the form will result in a decision regarding the approval, denial, or the need to request authorization from the Ecopetrol Board of Directors to trade Company Securities. Such decision shall remain valid for eight (8) business days, counted from the authorization granted through the form, during which the trading of the Company’s Securities may be executed.

If the decision determines that authorization from the Board of Directors is required in the case of an Administrator, the procedure set forth in Chapter 8, “Acquisition or Disposal of Shares,” of the Board of Directors’ Internal Regulations must be followed. These regulations may be consulted at the following link:https://www.ecopetrol.com.co/wps/wcm/connect/6cf69c3d-277d-4941-b96c-86e7576589d4/GOC-R-012-Reglamento+Interno+de+la+Junta+Directiva+Ecopetrol+S.A..pdf?MOD=AJPERES&CVID=pDFZQsc

Below are the instructions for completing the form:

A.

The first section of the form provides the regulatory framework, citing the Commercial Code, Code of Ethics, and Internal Regulations of the Board of Directors, and requests authorization of the personal data processing policy implemented by Ecopetrol:

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Todos los derechos reservados para Ecopetrol S.A. Ninguna reproducción externa copia o transmisión digital de esta publicación puede ser hecha sin permiso escrito. Ningún párrafo de esta publicación puede ser reproducido, copiado o transmitido digitalmente sin un consentimiento escrito o de acuerdo con las leyes que regulan los derechos de autor y con base en la regulación vigente.

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B.

Once the applicant grants authorization for the processing of personal data, the Administrator or Officer of Ecopetrol, as applicable, must include their identification information on the following page and in item 6), and must indicate whether they act as a Principal or Alternate Legal Representative and/or as a member of the Ecopetrol Board of Directors.

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C.

If the applicant’s response in item 6) is YES, the form will indicate that authorization must be requested from the Board of Directors in the case of an Administrator. For this purpose, the procedure set forth in Chapter 8, “Acquisition or Disposal of Shares,” of the Internal Regulations of the Board of Directors must be followed. These regulations may be consulted at the following link: https://www.ecopetrol.com.co/wps/wcm/connect/56f25b16-01c0-4f3b-a7f2-a0a2594928d1/1.2+220615+Reglamento+Interno+de+la+Junta+Directiva.pdf?MOD=AJPERES&CVID=osWVlZO

D.	If the response to item 6) was NO, additional questions will be displayed to continue completing the form.

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E.

In question 7), the applicant must indicate whether the transaction will be carried out directly or through an Intermediary and/or their Ultimate Beneficial Owners, legal representatives, and/or attorneys-in-fact, providing the personal data of such persons.

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F.

If the applicant’s response in item 9) is Executive Officer, the form will display a message informing the applicant of the obligation to report their securities trading transactions to the SEC, and the applicant must confirm having read such information.

For other employess, the form will continue as follows:

G.

In question 11), the applicant must select the type of transaction to be carried out; if Purchase is selected, the following set of questions will be displayed, requesting the number of Securities to be traded, as shown below.:

H.

If, in question 11), the applicant selected the Sell option, the following set of questions 12 and 13 will be displayed, which inquire about the period during which the Securities to be sold were purchased and the number of Securities to be sold (if the Securities were acquired in multiple tranches, the applicant is instructed to indicate the date on which the majority of the Securities were purchased).

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Todos los derechos reservados para Ecopetrol S.A. Ninguna reproducción externa copia o transmisión digital de esta publicación puede ser hecha sin permiso escrito. Ningún párrafo de esta publicación puede ser reproducido, copiado o transmitido digitalmente sin un consentimiento escrito o de acuerdo con las leyes que regulan los derechos de autor y con base en la regulación vigente.

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I.

In question 13 (if the Purchase option was selected) or question 14 (if the Sell option was selected), the applicant must indicate whether they are in a blackout period. If the response is “No,” the form will proceed to the next question; if the response is “Yes,” the form will be completed and an automatic response will be sent to the registered email address.

J.

In question 14 (if the Purchase option was selected) or question 15 (if the Sell option was selected), the applicant must indicate whether they handle Inside Information. If the response is “Yes,” the form will proceed to a subsequent question; if the response is “No,” the form will be completed and an automatic response will be sent to the registered email address.

K.

In question 14 (if the Purchase option was selected) or question 15 (if the Sell option was selected), it must be confirmed whether the purchase or sale is carried out for speculative purposes. Based on the information provided at this point, the form will automatically issue an affirmative or negative response to the request to trade Securities via email.

As a rule, employees who possess inside information and intend to carry out transactions for speculative purposes must refrain from doing so.

Upon completion of the form responses, the Administrator or Employee of Ecopetrol must accept the information declaration, certifying that the responses provided are true and complete.

“I declare that the information provided through this channel made available by Ecopetrol for this purpose is true and accurate and reflects reality. I authorize that the data contained herein may be verified by any means, and that, in the event of falsehood, the sanctions established by law may be applied.”

4.4. MONITORING OF ECOPETROL SHARE TRADING BY ITS ADMINISTRATORS AND OFFICERS

The RCU (Corporate Compliance Department), or the department acting in its stead, is the area within Ecopetrol responsible for conducting periodic monitoring of share trading transactions carried out by

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Ecopetrol’s Administrators and Officers. For this purpose, such department verifies that transactions executed with the Company’s shares have complied with the applicable authorization process.

In all cases, the RCU may also monitor the trading of any other Securities, other than shares, carried out in the market by Officers directly, through an Intermediary, and/or through their Ultimate Beneficial Owners.

4.5.PROCESS

4.5.1	Process for Directors or members of the Board of Directors of Ecopetrol

See details of the authorization procedures for directors or members of the Board of Directors  in CHAPTER 8: ACQUISITION OR DISPOSAL OF SHARES pursuant to regulations of the Board of Directors.

https://www.ecopetrol.com.co/wps/wcm/connect/56f25b16-01c0-4f3b-a7f2-a0a2594928d1/1.2+220615+Reglamento+Interno+de+la+Junta+Directiva.pdf?MOD=AJPERES&CVID=osWVlZO

4.5.2	Process for Ecopetrol Employees

The form will include the response of authorization or not to the Company officials at once.

*  Periodically, the RCU monitoring team performs verifications on stock trading transactions.

4.6.	PROCEDURE FOR SUBMITTING REPORTS OF OWNERSHIP OF ECOPETROL SECURITIES BY EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS TO THE SEC

Section 16 of the Securities Exchange Act of 1934 constitutes a key regulatory framework to maintain transparency and prevent abuses by individuals who have access to material non-public information about a company and who, by virtue of their positions, may influence decisions or become aware of insider information (referred to as “Insiders”).

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On December 18, 2025, within the framework of the project entitled “Holding Foreign Insiders Accountable Act,” an amendment was approved extending Section 16(a) of the Securities Exchange Act of 1934 to Executive Officers and members of the Board of Directors of issuers listed in the United States.

Executive Officers and members of the Board of Directors must report the following:

I.

Initial Statement: Form 3 – Must include a list of the securities held in Ecopetrol no later than ten (10) business days following appointment. Completion and filing of this form is mandatory, regardless of whether or not the individual holds securities in any jurisdiction.

II.

Changes in Ownership: Form 4 – Must be filed within two (2) business days following the trade date of any purchase or sale of any Ecopetrol security. This requirement applies to Executive Officers and members of the Board of Directors who hold securities in any jurisdiction.

4.6.1.	Information to be reported

The ownership of Ecopetrol securities must be reported, including shares, ADRs (American Depositary Receipts), and/or any other type of investment in derivative or structured products that derive their value from the Company’s shares, whether held directly or indirectly, in any jurisdiction. Debt bonds are excluded, as they are not convertible into shares, in accordance with applicable regulations.

1.	Directly Owned Securities: These are securities held in the name of the reporting individual or in the name of a bank, broker, or nominee on behalf of such individual.
2.	Indirectly Owned Securities: These may include, without limitation:
1.

Securities held by immediate family members (relatives up to the fourth degree of consanguinity and/or second degree of affinity or sole civil relation) of a person with whom the reporting individual shares the same ultimate beneficial ownership, unless it is demonstrated that they act with independent economic interests.

2.

Securities held through companies in which the reporting individual is a shareholder and exercises control over decision-making. Such securities must be reported in proportion to their ownership interest in the company.

3.	Securities held through trusts, derivative instruments, or investment funds.
4.	Funds or structured products that invest exclusively in Ecopetrol securities or derive their value from Ecopetrol shares or ADRs[5].

Important Note: In cases where the reporting individual does not have voting power or control over the investments made by an entity (company, investment fund, trust, etc.), such holdings must NOT be reported. For example, investments in pension funds should not be reported, as individuals do not have voting rights or control over the investment decisions made by such funds.

4.6.2.Reporting Process

Members of the Board of Directors and Executive Officers of Ecopetrol may grant a power of attorney to members of the international legal counsel team that advises the Capital Markets Management, for the purpose of carrying out the procedures and filings required before the SEC. Given that this is a personal obligation, each member of the Board of Directors and each Executive Officer of Ecopetrol has the discretion to grant such power of attorney or to decide to fulfill the obligation personally or through their direct work team.

If the decision is to grant a power of attorney, the Board member or Executive Officer must request the following documents from the Investor Relations Department:

5 The long-term incentive benefits plan (“ILP”) applicable to Executive Officers does not need to be reported as long as the right has not yet vested in favor of the employee. Once the benefit is received by the employee (which occurs at the end of each plan) and, if the employee decides to hold or sell the investment exclusively in Ecopetrol securities, it must be reported.

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●	Power of Attorney to Create a User Account in the SEC System: Given that the SEC typically takes approximately ten (10) business days to process these requests, this power of attorney must be signed, notarized, and sent to investors@ecopetrol.com.co at least that many days in advance.
●	Information Reporting Form: This form contains the information to be completed in Form 3, including details regarding the ownership of shares to be reported to the SEC. It must be signed without notarization and sent to investors@ecopetrol.com.co. If there are no securities to report, this must be indicated in the form, as it is necessary to report to the SEC that the individual’s ownership of Ecopetrol securities is zero.
●	Electronic Signature Attestation: This is a document required by the SEC establishing that the DocuSign signatures of directors and officers may be transcribed in electronic format in EDGAR. This form does not require notarization, must be signed manually, and submitted as a scanned document to investors@ecopetrol.com.co.
4.7.	SANCTIONS APPLICABLE TO ADMINISTRATORS, EXECUTIVE OFFICERS, AND OFFICERS FOR NON-COMPLIANCE WITH THESE REGULATIONS
●	Sanctions for violation of Article 404 of the Commercial Code and any other regulations that amend, supplement, and/or repeal it: Any Administrator of Ecopetrol who, while in possession of Inside Information, breaches the prohibition set forth in Article 404 of the Commercial Code shall be subject to fines imposed by the Superintendence of Companies, acting ex officio or at the request of any person, up to a maximum amount equivalent to two hundred (200) monthly legal minimum wages, and shall additionally be subject to removal from office.
●	Sanctions for the improper use of Inside Information: Any Administrator, Executive Officer, or Officer of Ecopetrol who, while in possession of Inside Information, improperly uses such information for the trading of Ecopetrol Securities shall be subject to the applicable legal sanctions. In particular, the criminal penalties established in Article 258 of the Criminal Code include a term of imprisonment (from one (1) to three (3) years) and a fine (from five (5) to fifty (50) current monthly legal minimum wages), without prejudice to any investigations that may be initiated by securities market supervisory authorities, such as the Superintendence of Finance of Colombia, or to any administrative sanctions that may result therefrom.
●	Sanctions for infringement of the disciplinary regime: Ecopetrol Officers who breach the duty set forth in Article 38, paragraph 1, of Law 1952 of 2019 – General Disciplinary Code—related, among other obligations, to compliance with the entity’s bylaws, regulations, and job manuals—or who incur the prohibition established in Article 39, paragraph 1, of the same law, relating to the failure to fulfill duties, abuse of rights, or exceeding the scope of functions contained, among others, in the entity’s bylaws, regulations, and job manuals (which include this policy), may be subject to the disciplinary sanctions provided for in said Code.
●	Consequences for failure to comply with the principles set forth in the Code of Ethics: Individuals who act in contravention of this policy may be subject to the procedures and resulting consequences adopted by the RCU, or by the department acting in its stead.
●	Sanctions under SEC Regulations: The exact amount of each of the potential sanctions detailed below will depend on the date on which such sanctions are imposed, as the SEC adjusts the sanctions in accordance with inflation levels
●	Criminal Sanctions: Section 32(a) of the Exchange Act authorizes criminal penalties of up to five million U.S. dollars (USD 5,000,000) and a prison sentence of up to twenty (20) years. In cases where the violation is committed by a legal entity, penalties of up to twenty-five million U.S. dollars (USD 25,000,000) may be imposed.
●	Civil Sanctions: Pursuant to the Insider Trading Sanctions Act, the SEC may impose penalties of up to three times the profit gained or losses avoided as a result of purchasing or selling shares based on Inside Information.
●	Injunctive Relief: The SEC may impose injunctive actions to suspend the purchase or sale

Todos los derechos reservados para Ecopetrol S.A. Ninguna reproducción externa copia o transmisión digital de esta publicación puede ser hecha sin permiso escrito. Ningún párrafo de esta publicación puede ser reproducido, copiado o transmitido digitalmente sin un consentimiento escrito o de acuerdo con las leyes que regulan los derechos de autor y con base en la regulación vigente.

ECP-INFORMACION PUBLICA

of shares conducted on the basis of Inside Information.

●	Other Sanctions: The Insider Trading Sanctions Act and Section 20 of the Exchange Act allow individuals who meet certain conditions to file claims in U.S. federal courts against persons who buy or sell shares based on Inside Information. Such claims may be brought for an amount up to the total profit gained or losses avoided from trading shares based on Inside Information.
●	Failure to timely file or the late filing of the forms applicable to Executive Officers and Administrators under Section 16(a) may give rise to SEC enforcement actions (including monetary penalties) against the responsible parties. There are also potential reputational risks associated with such failures.
●	Ecopetrol itself would not be subject to direct sanctions; however, such situations could give rise to reputational risks for the Company.

CHANGES AND REVISSIONS

This Policy may be modified periodically. The Capital Markets Management (GMC for its initials in Spanish) must approve any change to this Policy and this shall be communicated to the Directors and Officials of Ecopetrol as defined in this regulation.

Reviewed	Approved
MARIA FERNANDA MORENO Investor Relations Officer	CAROLINA TOVAR ARAGÓN Head of Capital Markets

Todos los derechos reservados para Ecopetrol S.A. Ninguna reproducción externa copia o transmisión digital de esta publicación puede ser hecha sin permiso escrito. Ningún párrafo de esta publicación puede ser reproducido, copiado o transmitido digitalmente sin un consentimiento escrito o de acuerdo con las leyes que regulan los derechos de autor y con base en la regulación vigente.

ECP-INFORMACION PUBLICA